Exhibit 10(z)
POTASH CORPORATION OF SASKATCHEWAN INC.
AMENDMENT NO. 1 TO THE
PCS SUPPLEMENTAL RETIREMENT PLAN FOR U.S. EXECUTIVES
        The PCS Supplemental Retirement Plan for U.S. Executives, effective as of January 1, 1999 (the “Plan”) is hereby amended, effective as of January 1, 2005, as follows:
1.	Section 2.1 of the Plan is hereby amended by adding, immediately after subsection (k) thereof, a new subsection (l) to read as follows:
“(l)	Separation from Service. The term “Separation from Service” or to “Separate from Service” means any termination of employment with the Company and all Related Organizations for any reason; provided, however, that no Separation from Service is deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months, or if longer, the period during which the Executive’s right to reemployment with the Company or Related Organizations is provided either by statute or by contract. For purposes of determining whether a Separation from Service has occurred, “Related Organizations” shall mean the Company and any entity whose employees, together with the employees of the Company, are treated under Code Section 414(b) or (c) as if employed by a single employer, except that in applying Code section 1563(a)(1), (2), and (3) for purposes of Code section 414(b) or in applying Treas. Reg. §1.414(c)-2 for purposes of Code section 414(c), the language “at least 50 percent” shall be used instead of the language “at least 80 percent” each place it appears in such Code and regulations sections. Whenever the Plan refers to a termination of employment, such reference shall mean “Separation from Service.” Whether the Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance.”
2.	Subsections (l), (m), (n), (o) and (p) of section 2.1 of the Plan are hereby renumbered as subsections, respectively, (m), (n), (o), (p) and (q) thereof.

3.	Section 2.1 of the Plan is hereby amended, by adding immediately after subsection (q) thereof (i.e., the definition of “Related Organization”), a new subsection (r) to read as follows:
“(r)	Specified Employee. The term “Specified Employee” means a “specified employee” within the meaning of the 409A Guidance and determined pursuant to the identification methodology selected by the Committee from time to time.”
4.	Subsection (q) of Section 2.1 of the Plan (i.e., the definition of “Vesting Service”) is hereby renumbered as subsection (s) thereof.

5.	Section 4.3 of the Plan is hereby amended in its entirety to read as follows:
“4.3	Timing and Manner of Payment
(a)	In General. A Participant’s Benefit under section 4.2 shall be payable in a lump sum amount as of the annuity starting date under the Pension Plan. Notwithstanding the foregoing, if a Participant Separates from Service after December 31, 2004, the Participant’s Benefit under this section 4.2 will be distributed in a lump sum amount thirty (30) days after the Participant’s Separation from Service, except as provided in section 4.3(c) or 5.2(b).

(b)	Delay for Specified Employees. If a Participant is a Specified Employee on the date of his Separation from Service occurring after December 31, 2004, payment of his vested Benefit will be made on the date that is six (6) months after the Participant’s Separation from Service (unless the Participant dies before such date, in which case the benefit will be paid in accordance with section 5.2(b)). The lump sum payment shall include an “earnings adjustment” to reflect the six-month delay described above. The appropriate earnings adjustment shall be determined by the Committee.

(c)	Section 409A Distributions. If, due to the application of the 409A Guidance, all or any portion of a Participant’s benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may apply to the Committee before a Change in Control, or the trustee of the trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable pursuant to Code Section 409A. Upon the approval of such an application, which approval shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Committee (or the trustee) shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed the present value of the Participant’s benefit under the Plan). If the application is approved, the distribution shall be made within 90 days of the date when the Participant’s application is approved. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(e)	No Change in Payment Form and Time. A Participant may not defer payment of any benefit to a later date and may not elect another form of payment.”
6.	Section 5.1 of the Plan is hereby amended, in its entirety, to read as follows:
“5.1	Entitlement and Amount of the Death Benefit

(a)	Death before January 1, 2005. If, before January 1, 2005, a Participant dies after vesting under the Pension Plan but before the annuity starting date under the Pension Plan, the Participant’s beneficiary under the Pension Plan shall be entitled to a benefit equal to the lump sum Actuarial Equivalent of the excess of (1) over (2) where—
(1)	is the amount of the preretirement death benefit that would be payable to the beneficiary under the terms of the Pension Plan determined on the basis of the monthly amount described in section 4.2(a), and

(2)	is the amount of the preretirement death benefit that is payable to the beneficiary under the Pension Plan.
(b)	Death after December 31, 2004. If, after December 31, 2004, a Participant dies after vesting under the Plan but before the benefit is paid to the Participant under the Plan, the Participant’s beneficiary (designated under the Pension Plan) shall be entitled to a Preretirement Death Benefit equal to the lump sum Actuarial Equivalent of the greater of (1) or (2) where—
(1)	is the survivor benefit that would have been payable to a beneficiary had the Participant died after commencing his benefit calculated pursuant to section 4.2(a) and (b) in an Actuarially Equivalent joint and 50% survivor annuity form of payment; and

(2)	is the survivor benefit that would have been payable to a beneficiary had the Participant died after commencing his benefit calculated pursuant to section 4.2(a) and (b) in an Actuarially Equivalent single life and ten (10) year certain form of payment.”
7.	Section 5.2 of the Plan is hereby amended in its entirety to read as follows:
“5.2	Timing and Manner of Payment

(a)	Death before January 1, 2005. A Participant’s Preretirement Death benefit described in section 5.1(a) shall be payable as a lump sum amount as of the annuity starting date for the death benefit that is payable under the Pension Plan.

(b)	Death after December 31, 2004. A Participant’s Preretirement Death Benefit described in section 5.1(b) shall be paid as a lump sum amount on the ninetieth (90th) day after the Participant’s death.
The payment of the death benefit under this Article shall fully discharge the Plan’s obligation under the Plan to all persons with respect to the Participant’s benefit.”
8.	Section 9 of the Plan is hereby amended by adding immediately to the end thereof a new paragraph to read as follows:
“In the event of the Plan termination, all benefits shall be distributed to the Participants as otherwise provided in the Plan; provided, however, that the Committee and the Board have reserved their right to accelerate payments of benefits to the Participant to the extent that and in a manner permitted by the 409A Guidance.”
9.	In all other respects the Plan remains unchanged.

EXECUTED on this 24th day of December, 2008.

POTASH CORPORATION OF SASKATCHEWAN INC.
By:	/s/ Barbara Jane Irwin

SIGNED SEALED AND DELIVERED in the presence of:

David R. Haverick
Name of Witness

/s/ David R. Haverick
Signature of Witness